Exhibit 99.3

FINAL TRANSCRIPT

Conference Call Transcript

TRMM - TRM Third Quarter Review

Event Date/Time: Nov. 12. 2004 / 11:00AM ET

Event Duration: N/A

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CORPORATE PARTICIPANTS

Kenneth L. Tepper

TRM Corporation - President, CEO and Director

Dan Tierney

TRM Corporation - Executive Vice President

Dan O’Brien

TRM Corporation - CFO

Tom Mann

TRM Corporation - COO

CONFERENCE CALL PARTICIPANTS

Mike Tubas

Piper Jaffray - Analyst

Reed Anderson

Friedman Billings

Justin Hughes

Philadelphia Financial - Analyst

Adrian Doos

Heartwell - Analyst

David Chamblin

Trafflick - Analyst

David Horn

Perennial Partners - Analyst

Robert Andriad

Taxon - Analyst

Donald Zanman

TRM Corporation - Analyst

Ted Brin

Western Reserve Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the TRM third quarter review.

[OPERATOR INSTRUCTIONS].

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Kenneth L. Tepper, President and CEO. Please proceed, sir.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Good morning and thank you for joining us for the TRM third quarter earnings call. I’m joined today by Dan Tierney, Executive Vice President; Tom Mann, Chief Operating Officer; and Dan O’Brien, CFO for the corporation.

We will review this morning certain financial highlights for the quarter ended 30 September, 2004. From a high level perspective, we’re pleased that the company exceeded earnings per share estimates for the third quarter, despite the significant impact of historic weather patterns experienced in the Southeastern United States.

And while our pending eFunds ATM acquisition will substantially reduce this geographic concentration, fully a third of our ATM network and a considerable number of our photocopiers were directly in the path of the four hurricanes that devastated Florida, and the surrounding states.

While these business segments were covered in full from this impact, and we really experienced no permanent loss of any kind, we certainly did experience non-recurring lost revenue during the quarter as a result of these weather patterns, which were quite extraordinary.

In terms of continued expansion, organic growth at the company remains strong, particularly in the United Kingdom where we have really experienced recently record months in terms of new ATM deployment. We continue to expect to add important and significant new organic relationships in the United Kingdom and in North America and across both our business lines both on the ATM and photocopy side.

From an acquisition perspective, we remain pleased with the important and unique relationships that we’ve developed with eFunds. And we expect that our pending $150 million transaction with eFunds will close within an immediate time frame. Under the leadership of their Chairman and CEO, Paul Walsh, I’ve been incredibly impressed with the core competencies and focus at eFunds. And we look forward to our new processing and servicing relationship with them for years to come.

Our original outlook for an efficient integration remains intact with implementation to date either meeting or in many cases exceeding our original expectations. While the eFunds relationship and acquisition represents a major component of our expansion, we remain highly focused upon identifying and evaluating new acquisitions as well and expect to consummate meaningful opportunities really throughout the remainder of ‘04 and into ‘05.

Before more specific financial review, which will be presented by Dan Tierney today and is the purpose of this call, I want to just digress and take a quick moment to acknowledge the important work that some of our professionals have undertaken on our behalf during the recent quarter. A quarter that had a great deal of capital markets and strategic activity.

Our experts at PWC (ph), our investment bankers at FDR (ph), and at Piper Jaffray and our commercial bankers at Bank of America and DZ have really, in particular, provided the company with great value in terms of service and support and commitment. And I want to acknowledge their role in supporting the ongoing success at the corporation.

We’re going to go into a specific review of the quarter. We will take questions at the end of that presentation, and all of us here are available to answer those questions at that time. Dan?

Dan Tierney - TRM Corporation - Executive Vice President

Thank you, Ken. TRM at the end of the third quarter has 29,642 distribution points for consumers to access one or both of our services. Our service organization supports over 41,000 service points across the three points that we do business in today.

ATM sales increased over 50%, exceeding 17 million, and surpassing photocopy sales by over $5 million. At the same time, ATM operating income exceeded our photocopy operating income quarter over quarter by $0.5 million dollars. This is the first time in the company’s history that our ATM operating income has exceeded our photocopy operating income.

Consolidated revenues for the company for the quarter approached $30 million. Shareholder equity more than doubled to 109 million from Q3 of ‘03. We exceeded our budget analyst’s expectations by somewhere between 7% and 14% from and EPS standpoint. We did this while having one time acquisition costs in excess of $200,000.00 during the quarter as well as Ken mentioned, the four hurricanes.

I’d now like to touch on the business segment performance for both ATM and copier. Installations grew 1,674 from Q3 of ‘03, 52%. From the prior quarter in Q2 of 2004, installations grew 262, which is 6%, all through organic growth. From a cash withdrawal perspective, which is the engine that drives the revenue here at TRM and our operating division known at ATM, that grew 39% quarter over quarter, while at the same time increasing per unit to over 400 from 395 for the prior nine month period in ‘03.

So, our cash withdrawals per unit are increasing as are the overall cash withdrawals. Sales per unit are up 8.7% - $274.00 per quarter per site. Driven by both higher withdrawal fees and more withdrawals per unit. Year to date, our sales per unit are up 13% going from $8,916.00 to $10,068.00 for the first nine months of ‘04.

Withdrawal fees have increased 10% quarter over quarter. We continue to increase the price of our services where and when appropriate. We do intend to lead the market, but then again, we do not intend to fall behind either.

Gross sales increased in our ATM division 50% quarter over quarter and have increased 46% year to date going from 30.5 million to 44.4 million. Gross profit has increased 22% quarter over quarter and 32% year to date going from 11.4 million year to 15.1 million.

Operating income has increased 26% quarter over quarter and over 100% year to date going from 3.2 million to 6.5 million. This is the result of the additional leverage that we see as we layer in more units into our infrastructure.

From a margin perspective, our average discount to our customers drove a lowering of our gross margin. It went from 18.4% discount in the third quarter of ‘03, to 26.3% discount in the third quarter of ‘04. This is the result of product mix as we bring on more processing type units where the merchant receives a much larger share of the income stream.

From an operating margin perspective year to date, however, our operating margin is up to 14.7% year to date from 10.6% year to date ‘03. So, even with higher discounts, our operating margin continues to increase.

I’ll now touch on our photocopy business, still a very important part of TRM. Unit declined some 1,928 or 7% from the third quarter of ‘03 to the third quarter of ‘04. Units declined 511 or 2% from the second quarter of ‘03 to the second quarter - to the third quarter of ‘04. From the second quarter of ‘04, excuse me, to the third quarter of ‘04. This is a slowing of our attrition, which is driven predominately by the removal of low performing sites that are not financially attractive to us any longer.

Sales in the photocopy division declined 7% quarter over quarter driven entirely by the decline of the installed base. Sales per unit are up slightly quarter over quarter, even though our copies are declining in the same period 24%, our sales per unit have increased several dollars. This is driven by the price that we’re now charging for a copy, which has increased $0.03 from Q3 of ‘03 to Q3 of ‘04 or 32%.

The photocopy business continues to improve quarter over quarter from the operating income standpoint. Operating income has increased 90% from Q3 2003 to Q3 2004. And year to date is up 126% generating 7.7 million from 3.4 million.

From a margin perspective, our operating margin improved 850 basis points quarter over quarter going from 7.5% to 16%. Year to date operating margin has improved to almost 20% from 8.7% in the first nine months of 2004 versus 2003. Again, even though our revenue is dropping, more importantly, our operating margin continues to increase and that is what drives our cash flow for the purpose of supporting the growth of our ATM business.

From a consolidated perspective, when you look at the income statement, what you see are the effects of continued leverage on our business as we put in more ATM’s and as our revenue grows. Sales are growing at a 20% rate, both quarter over quarter, and also year to date.

Operating income is up 32% quarter over quarter and up 87% year to date. Net income is up 40% quarter over quarter, and up 115% year to date. So, as you can see, as the business grows on the top line, it is magnified on the bottom line as a result of the leveraging effect. Our net income year to date is at 7.4 million versus year to date ‘03 of 3.4 million.

Our earnings per share is up 14% quarter over quarter going from $0.14 in Q3 of ‘03 to $0.17 in Q3 of ‘04 and up 59% year to date going from $0.27 in the first nine months of ‘03 to $0.67 in the first nine months of ‘04. This is with increased share count. In first - in Q3 of ‘03 our share count was a little over 7,000 and now - excuse me, 7 million - and now approached 10 million. An increase of 33%. Year to date, our share count is up 24% going from 7.2 million to 8.9 million.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

And those are weighted average share prices - share counts for the quarter.

Dan Tierney - TRM Corporation - Executive Vice President

Correct. Our EBITDA is up 20% quarter over quarter and 38% year to date. And that’s in addition to incurring the cost for acquisitions, which are included in those numbers. So, as you can see both from a net income standpoint and from an EBITDA standpoint, we continue to grow and expand.

From a margin perspective, all our margins continue to show improvement as the business grows and the effects of leverage are factored in. Gross margin in Q3 did decline. A result of increased merchant discounts, which I mentioned before, has risen to 22.4%, driven by the shift to more processing only sites, which proved - which provided significantly higher share to the merchant than we’ve been accustomed to on a full placement environment.

In those environments, however, the merchant provides the equipment, the cash, the telephone and the service. So, even though the margin is declined, the return on investment is infinite. Our operating margin is approaching 14% year to date versus 8.6% in 2003. Our net profit margin is approaching 9% versus 4.8% in the same period in 2003.

So, again, for margin perspective they continue to grow, they continue to increase driven by the growth of our business.

Balance sheet. Our assets have grown from 81.8 million in the third quarter of ‘03 to 171.2 million. A result of the successful follow-on offering, moving the funding trust, which is our vault cash, onto our balance sheet; and also some intangibles assets as a result of acquisitions. Liabilities have increased from 36 million to 60 million, a result 100% of moving the vault cash - our funding trust - onto our balance sheet, which is offset in our asset line.

Equity has more than doubled, a result of our successful follow-on offering, our continued earnings growth and some conversions of options. Our net debt now stands at a negative 40.9 million. In other words, we have $41 million of cash after all our debt is subtracted.

Our return on equity has declined in Q3 of ‘04, a direct result of a successful follow-on offering and the additional equity that has now recently hit our balance sheet. It of course is our intent to take that cash and deploy it and get back to a higher return on equity as we’ve seen in past periods. If not, beyond past periods.

I’d like to touch on two quick slides with additional information. Both of these are reconciliations of numbers that have been presented which are non-GAAP. The first of those is EBITDA. Year to date our EBITDA is at 18.6 million. And you can see the rest of the components that take you from net income to EBITDA.

The next is the net debt reconciliation. And this again is a non-GAAP number, so we’ve provided this backup. And you can see that, at this point we’re at 40.9 million. And with that, I’d like to turn it back to Mr. Tepper to close.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Thank you, Dan. I think you can see as a result of going through the financials a couple of things from a high perspective that I want to comment on. One again is the weather impact that we did incur during the third quarter, which we certainly hope is a nonrecurring event.

And I, again emphasize that one of the things that we find as a particular attractive asset by virtue of our eFunds acquisition will be the increased geographic insulation that we’ll have. Because that is certainly a very diverse portfolio.

Secondly, Dan spoke about margin and margin performance as a reflection of our mix of ATM business between what is known in the industry as full placement and merchant owned. And for a number of years TRM deployed exclusively full placement machines where we owned the equipment, we provided the cash, et cetera.

And the margins in that business are significantly different than the margins that we expect in merchant owned businesses where the merchant really is at risk and at expense for those items. CapEx for the equipment, the cost of cash, et cetera.

We like both businesses. We continue organically most of our growth is in the higher margin full placement business, but we also like the merchant owned business as well. It provides a natural insulation against interest rate risk that we find attractive. It reduces our requirement for CapEx, which we find attractive. I think you heard Dan mention that it had an infinite return.

I think theoretically, perhaps he’s right. We really are not at risk for any loss. We can only generate income as a merchant owned machine is used by a consumer, because we are not placed at risk for a CapEx investment or for interest rate on the cost of cash.

So, we like the business. We like the thinner margins because it’s profitable. And as a result of our expansion into both of those business segments do expect to see some changing margins as we grow our ATM business.

With that I would like to conclude the presentation portion of today’s call and invite any questions that you may have.

QUESTION AND ANSWER

Operator

Thank you, sir.

[OPERATOR INSTRUCTIONS].

Our first question comes from Peter Swanson of Piper Jaffray. Please proceed, sir.

Mike Tubas - Piper Jaffray - Analyst

Good morning, gentlemen. This is Mike Tubas.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Good morning.

Mike Tubas - Piper Jaffray - Analyst

My first question is, can you give us an update on the syndicate process for the bank loan?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

We enjoyed an extremely professional and productive experience with Bank of America Securities who, as you may know, represented us in the syndication process. We went before two rating agencies in connection with that process recently and came out with ratings that we thought were effective. And had a banker’s meeting about a month or so ago in New York that we also felt was effective.

And we are generally very pleased with that experience. The syndication process will come to a conclusion imminently in an immediate time frame and we will have a number of very strong banks participating in that syndication, really, in addition to our primary bank, which is Bank of America.

Mike Tubas - Piper Jaffray - Analyst

Great. That’s helpful. And secondly, could you guys just give us a little bit more color on the economic impact of the hurricanes in terms of what it did to margins?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

I have to tell you it’s - we are in the process of doing exactly that. It was a devastating period of time for any consumer based business, particularly in Florida and in the surrounding states. It’s funny, it seems like it’s a distant memory now in November. But when we were going through it, that was a spectacular four weeks or so of activity.

And it is difficult for us to exactly gauge the economic impact. I can only tell you to, as we’re doing so, use your common sense judgment. You saw those pictures of the weather on CNN and the Weather Channel. I can’t imagine you would much want to make a photocopy somewhere in that weather. And I don’t think there were many stores open for you to use any cash.

So, when people stay inside and don’t transact business for extended periods of time, let alone moved out of their communities and homes for extended periods of time, it’s going to have an impact on business.

So, we did experience that impact. We don’t, at the moment really have an exact analysis or evaluation of it, other than we can say that fully a third of our ATM network deployed in the United States was in the path of that weather, and a good portion of that third was in the direct path in Southern and Southeastern Florida where some of our major relationships are.

Mike Tubas - Piper Jaffray - Analyst

Fair enough. You mentioned the year to year strength in the ATM business was to unit expansion, higher pricing and foreign currency impact. If we look at that on a sequential basis and the roughly million dollar increase in net ATM revenue Q2 over Q3, can we use that same assumption in terms of the drivers of the increase of net revenue?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Well, if I follow you entirely, I think you probably can other than you do have to recognize that in Q3 we had an economic impact to our ATM business that we believe is nonrecurring.

So, I think that there will be even more clarity on our ATM business in Q4. Assuming that four hurricanes don’t hit Florida during December.

Mike Tubas - Piper Jaffray - Analyst

OK. That’s fair enough. And just one final question with the redemption of the preferred stock. What can we expect in the fourth quarter in terms of a preferred dividend? And then the net income allocated to preferred?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Well, as we disclosed in the earnings release, approximately 40% of the preferred has been either retired or redeemed and does not exist anymore. Therefore, you can certainly begin to model that the economic impact of preferred dividends will be reduced by 40% ongoing.

Mike Tubas - Piper Jaffray - Analyst

OK. Thank you very much and congratulations on the quarter, guys.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Thank you.

Dan Tierney - TRM Corporation - Executive Vice President

Thank you. Are there additional questions?

Operator

Our next question comes from Reed Anderson of Friedman Billings. Please proceed, sir.

Reed Anderson Friedman Billings

Good morning. And I also add my congratulations on a good quarter. A couple of things. Ken, you know, you commented in your opening remarks about, you know, integration progressing well as you would expect. I wonder if you could expand on that a little and kind of talk - I know it’s been more technology focused here in the last couple of months.

Talk a little bit about where you are in the process, what the next major steps are? And also maybe comment about how you’re going to target the potential revenue enhancement opportunities you’re going to gain from this? For example, looking at, you know, whether it’s raising convenience fees or more service, who knows? Just comment on those types of things, please.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Reed, I think that when planning any integration or any course of action you can plan as much as you want, but as soon as you experience realty, sometimes your plans don’t quite meet expectations and you have to change them.

So, while we certainly felt that we had done our homework, both in terms of reviewing eFunds reputation in the business, particularly their financial services business where they service over 9,000 insured institutions worldwide.

And while we certainly spent time with some of their senior management and mid-management, and really got to know each other prior to the transaction, we felt that we were going into it with the right set of circumstances to create a satisfying, and an efficient, and a smooth, and a profitable transition and integration.

My reference was really to highlight the fact that once we announced the transaction and once we got our corresponding groups and task forces together both from TRM and from eFunds to really dig down and focus on the specifics of the transition and integration plan, we became - and I certainly became as a CEO, increasingly pleased with the experience.

We had encountered or found anything that would even remotely rise to an issue. I think what has impressed me more than anything else is the open mindedness - and I will also credit our own group. I think that both groups - and it has been very IT related, you’re right - have been very open minded and very effective in terms of coming up with the most practical, the most productive and the most economic solutions almost across the board.

And as you can imagine, by now we have invested dozens and hundreds of hours working intimately with and among eFunds to get to this integration point. Tom Mann, who’s our Chief Operator Officer, is spearheading the integration process. And I’d ask Tom to just share a few observations.

Tom Mann - TRM Corporation - COO

Sure, thanks, Ken. I’ll say that we continue to work towards the opportunity to close, which we expect in the near future. As you would expect, there have been some things uncovered. For the most part, good, you know, and a couple of things that we’ve had to work through ..

But nothing that’s insurmountable or creates any transaction risk. We’re very happy with the team that’s been assembled by eFunds that’s working with us. All issues that have been brought to the surface have been resolved very expeditiously and we see no barriers to closing this transaction in the near term.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Reed, you also asked me about revenue enhancement opportunities. Certainly, the surcharge pricing level is one such opportunity that is available to us on a more immediate basis. Our average surcharge is higher than in the eFunds estate.

We continue to, I think, find opportunity for revenue enhancement that meets with our initial analysis and expectations. And we will continue to implement those in an immediate time frame post closing.

Reed Anderson Friedman Billings

OK, fair enough. Thank you. And then a couple of questions on the organic growth you saw in Q3, which is now putting you on a run rate of really over 1,000 units a year. Is that - can it get better than that or is that kind of where it’s going to be sort of, you know, maintained on an annualized basis from just purely from an organic standpoint?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

It can get better than that.

Reed Anderson Friedman Billings

OK.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

The realty in the U.K. market is that it remains unsaturated and it remains strong. Our competitors are doing well there. We’re doing well there. The market’s growing and we’ll continue to grow with that market.

I’m particularly pleased with our leadership in the U.K. - Ashley Dean, who’s our managing director; and Kevin Waterhouse (ph) who heads sales in the U.K., and Reese Edwards (ph), another senior leader in our U.K. operations. These men have done an exceptional job of identifying market opportunity in the U.K.. And more than identifying it, getting on the ground and getting the business.

So, we’re going to continue to develop important new organic relationships in the U.K.. I was recently visiting our London office and we received a very comprehensive and informative presentation from British Telecom in connection with the ongoing conversion of what used to be the payphone system throughout London and throughout the U.K..

Now looking to use that prime real estate that has power and has communication for something other than payphone service, which is not experiencing the demand it might have at one time. And the plans that our management team have drawn up with BT to convert some of these units into cash machines is really astounding and very impressive to me.

And additionally, we will continue to add relationships that expand our industry presence. Getting into new markets where we haven’t been in previously such as the gaming market. The gaming casino market in the U.K. is an exceptional opportunity for us. And I’m confident that we’re doing the things that we need to do in providing the levels of service that that industry demands in order to merit being awarded that kind of business.

So, we’ll continue to expand in terms of industry. We’re experiencing geographic expansion. Only a few months ago we had no machines in Northern Ireland. And we’re finding that the demand for our cash machines and service in Northern Ireland is even stronger than we expected it.

So, we’ll continue to, I think, enjoy the benefit of our good and early timing of entrance into the U.K. market. I would add that - and I’m not just adding this to make sure that we keep pressure and we keep our U.S. sales people focused - but I would add that we are seeing opportunity in the U.S.. It is certainly substantially different than the U.K. or other expanding markets.

The U.S. market, as you know, is generally flat. But it seems like we’re experiencing an opportunity to penetrate new areas and some new industries and we’re seeing U.S. growth that is surprising me a little bit at the moment in terms of organic growth. Most of that has picked up in the last, I would say, three to six months.

But we have a pipeline in terms of organic deployment in the U.S. that is surprising me at the moment. I don’t know how that’s going to play out in the future.

Reed Anderson Friedman Billings

Well, very good. Thank you.

Dan Tierney - TRM Corporation - Executive Vice President

OK. Can we take another question, please?

Operator

Our next question comes from Justin Hughes of Philadelphia Financial. Please proceed, sir.

Justin Hughes - Philadelphia Financial - Analyst

Good morning. First, I wanted to ask a little bit on the debt issuance that you’re doing. I think, you know, all of us expect you to continue to make acquisitions here. And I just want to understand how much capacity you’re going to have to do that.

Are there any restrictions on your leverage or your EBITDA coverage to leverage, et cetera?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Thank you for that question, Justin. There certainly are in terms of this facility is a standard - industry standard facility syndication that would contain all of the normal covenants that you would expect in a complex commercial loan transaction.

Having said that, we were pleased to have an opportunity to review, specifically, a number of transactions with our bankers under the lead of Roger Henshaw (ph) in Portland. And we’ve reviewed a number of opportunities with BofA, and we believe that we do have remaining capacity to do acquisitions.

Keep in mind that we continue to experience strong internal cash flow. So, we’re not entirely dependent on debt to consummate acquisitions. We’ve done four acquisitions to date. None of those acquisitions required debt. So, we certainly see applying the great majority of our syndication proceeds towards the eFunds acquisition, but we will be left for opportunities for additional acquisitions.

Justin Hughes - Philadelphia Financial - Analyst

OK. Can you quantify that for us? Or can you give us, maybe, the most restrictive covenant - is it a debt to equity ratio?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

No, without getting into the terms of the loan documentation today, there are probably three or four debt covenants. And typical covenants that will gauge and follow our performance quarter to quarter. What I would observe is that as our cash flow continues to grow and as our performance continues to improve, we think we will have capacity for additional acquisitions.

I - to put them in a range, I don’t think you’ll see us, you know, $50 or $100 million transactions prior to certainly giving it some thought. But we will continue to review where we are in terms of our covenants on a quarterly basis.

Justin Hughes - Philadelphia Financial - Analyst

So, we should maybe look for more tuck-ins like we saw earlier this year prior to eFunds?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

I think that that’s a fair statement. And then in addition to that, we certainly want to make sure that our eFunds acquisition gets our full attention in terms of integration. And now that we seem to be at the point where integration has progressed, we really want to focus on something Reed Anderson mentioned in the last question, and that is the revenue enhancing opportunities and the cost saving opportunities.

We want to make the operation efficient. So, that’s where I know I’m going to be focusing my time and senior management’s time. There will be regional acquisition opportunities for us that we will pursue.

Justin Hughes - Philadelphia Financial - Analyst

OK. Excellent. Secondly, we’re coming up close to the deadline for Triple DES and EMV compliance. I was wondering where we stand on getting your machines upgraded? I think you said you were going to have them all done by the end of this year?

Dan Tierney - TRM Corporation - Executive Vice President

Well, actually, the deadline now is December of 2006 ...

Tom Mann - TRM Corporation - COO

In the U.S..

Dan Tierney - TRM Corporation - Executive Vice President

In the U.S..

Justin Hughes - Philadelphia Financial - Analyst

OK, and what about Europe?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

In Europe ...

Tom Mann - TRM Corporation - COO

In the U.K. we continue to move - this is Tom Mann - we continue to move towards implementation of Triple DES and EMV on our state over there. We expect to have it completed in early first quarter of ‘05, which is on track with requirements in that market.

Justin Hughes - Philadelphia Financial - Analyst

OK. So, I was afraid the Southeast weather might have slowed you down there, but the U.S. has moved back.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Yes, I would observe about the Southeast weather, while it was a peculiar, almost bizarre experience for that four or six weeks, we did come out of that experience entirely intact.

Justin Hughes - Philadelphia Financial - Analyst

And then lastly ...

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

... have recovered.

Justin Hughes - Philadelphia Financial - Analyst

And then lastly, I had to back into some numbers to estimate it, but it looks like your absolute level of SG&A in the ATM segment when down quarter to quarter. Is that correct?

Dan Tierney - TRM Corporation - Executive Vice President

When you say quarter to quarter, you’re referring Q3’03 to Q3 ‘05?

Justin Hughes - Philadelphia Financial - Analyst

No, I’m sorry. Second quarter ‘04 to third quarter ‘04.

Dan Tierney - TRM Corporation - Executive Vice President

No, the SG&A went up slightly in our third quarter of ‘04 compared to our second quarter of’04. It did go up.

Justin Hughes - Philadelphia Financial - Analyst

OK.

Dan Tierney - TRM Corporation - Executive Vice President

It did go up.

Justin Hughes - Philadelphia Financial - Analyst

OK. It did go up.

Dan Tierney - TRM Corporation - Executive Vice President

As did our operating income go up substantially from the second quarter to the third quarter.

Justin Hughes - Philadelphia Financial - Analyst

Yes, that’s what I was wondering. It looks like you got quite a bit of leverage out of there so that’s why I was wondering if that number had actually gone down.

Dan Tierney  - TRM Corporation - Executive Vice President

No, it did not. As a percent of our sales it definitely went down. It went down about a percentage point. So, where before we were running at more in the 28, we’re now running down in the 27 area. So, as the percent of sales SG&A went down, but as an absolute it did go up.

Justin Hughes - Philadelphia Financial - Analyst

OK. And then just one more question, if I could. Your share counts came in quite a bit lower than what we were looking for. What should we be using for third quarter so that it will have the full impact of the secondary, but you’ve also converted - I don’t know how many of your preferred were converted versus bought back?

Tom Mann - TRM Corporation - COO

I think that what we used, of course, was a weighted average for the quarter. I think there’s a footnote in the release that might be helpful for you.

Justin Hughes - Philadelphia Financial - Analyst

OK. That will include option delusion (ph) and everything?

Tom Mann - TRM Corporation - COO

Yes, you know, if it doesn’t we’ll check on it. But we will get you the fully diluted share count number.

Justin Hughes - Philadelphia Financial - Analyst

OK. Thank you.

Dan Tierney - TRM Corporation - Executive Vice President

Yes, I actually have the share count number. In terms of the weighted average share count, it was 9,937...

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

9 million.

Dan Tierney - TRM Corporation - Executive Vice President

9 million - excuse me, I did that again - 9,937,000 in Q3 of ‘04. That was the share count.

Operator

Our next question comes of Adrian Doos (ph) of Heartwell (ph).

Adrian Doos - Heartwell - Analyst

Congratulations on a great quarter.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Thank you very much.

Adrian Doos - Heartwell - Analyst

Can you talk a little bit about your overall view of the growth of the market sort of regionally? You alluded earlier to the strength of the U.K., gambling opportunity in the U.K.. Can you talk a little bit about Canada and the sort of organic growth you’re expecting in the United States? Thank you.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

The Canadian market, which we just entered this year - we entered it with the rational that we already had a seasoned and mature and successful photocopy and servicing business in that country.

Leveraging that servicing capability, we decided to acquire a small ATM network that would serve as a launch pad for our ATM business in Canada. In connection with the eFunds acquisition, we will become a substantial ATM deployer in Canada.

I think you will see us continue to add organic relationships very similar to the way we’ve done so in the U.K.. The Canadian market is not saturated. It is a relatively young off premise market and we expect that there will be significant growth opportunities organically in the Canadian market.

Adrian Doos - Heartwell - Analyst

In terms of sort of percentage growth, the underlying market itself is growing zero to five, five to 10? What kind of number there should we think about?

Dan Tierney - TRM Corporation - Executive Vice President

The underlying market in Canada is growing in excess of 10 - between 10% and 15% net ATM growth. This is something that certainly we would expect to have at a minimum net growth, but most likely quite a bit more because of our underlying base of copiers and our relationships that we’re now for the first time going to tap into both with ourselves and the combined eFunds activity.

So, we would certainly expect to keep up with the market growth if not exceed that.

Adrian Doos - Heartwell - Analyst

Great. In terms of looking at the business for 2005 and the integration of eFunds business and your base business, how should we think about the mix of merchant owned versus full placement and the impact that’s going to have on margins as we look at the business?

Dan Tierney - TRM Corporation - Executive Vice President

Well, the mix is going to shift from a 70/30 almost mix with full placement versus processing to a 30/70. So, it’s literally going to be inverted. We’re going to end up with a lot more processing only sites then we will have full placement sites.

As that shifts, what will happen is our average discount to our merchants will continue to increase. It’s increased almost 7 points here this year as a result of bringing in acquisitions, that were predominately processing only. That will continue to happen.

However, when you go into the margins below that, especially if you look at margin analysis from a net income standpoint, what you’ll see is the remaining margins will continue to grow. Because the margin associated with a processing transaction is in fact very attractive to us.

You have no fixed cost. You have a relatively small amount of variable costs in the form of processing, and you have a relatively high percentage of interchange. So, for example, you might take in $0.50 of interchange, and spend 5 to $0.06 generating it.

So, your actual margin on that net income is extremely high. It’s upwards of 90’% - 80% to 90%, which, as I mentioned, if you take it off net income what will happen is those margins will certainly continue to grow. Both our gross margin and our operating margin will continue to grow on a net income basis.

They could decline slightly if you’re taking it off of gross, but only as a result of higher share to the merchants.

Adrian Doos - Heartwell - Analyst

OK.

Dan Tierney - TRM Corporation - Executive Vice President

OK.

Adrian Doos - Heartwell - Analyst

Great. Thank you. Appreciate it. Again, wonderful quarter.

Dan Tierney - TRM Corporation - Executive Vice President

Thank you.

Operator

Our next question comes from David Chamblin (ph) of Trafflick (ph).

David Chamblin - Trafflick - Analyst

Hi, guys. Just a couple of questions. First, on the (inaudible). Any updates you can give us on the counting of the intangibles/goodwill from your (inaudible)?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

We have not finalized that yet. We will finalize it in the next week.

David Chamblin - Trafflick - Analyst

OK. And then just in terms of timetable. And I want to think about the synergies with the deal. I would assume that the expense synergies you feel are kind of a six to 12 month horizon versus - are shorter versus the revenue synergies? How do we want to think about these coming into play?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

A number of the synergies can have an imminent and relatively immediate impact, particularly in terms of processing where we expect to go from our current $0.06 to something approximating half of that cost structure. My expectation is that we will be able to develop and mature both cost savings and revenue enhancement within a shorter time frame than six to 12 months.

Certainly, to be conservative, that’s not a bad time frame for expectations for any transaction of this scale. But having said that, we’re going to be very focused upon accelerating those cost saves and revenue enhancement opportunities, I think, in much the manner in which this management team did a few years ago at TRM.

David Chamblin - Trafflick - Analyst

Can you give any further detail - you talk about a little bit about some of the things that you were pleased by in terms of the initial talks versus something you think will need some time to work out in terms of the integration?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

I’m sorry, would you repeat that?

David Chamblin - Trafflick - Analyst

Can you give me more detail in terms of some of the integration process that you feel will go better than expected, versus things that you think will take a little longer to work out?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

I can’t really identify anything in terms of integration that’s going to take longer to work out. And I think if I did, certainly if it was material, we wouldn’t close until that item or matter was resolved.

I don’t know of any such items or matters. I’m very pleased with what I’m seeing in terms of particularly our access to data. And, you know, the ability to manage the company from a cash management and a servicing standpoint.

Again, as you recall, we’re already servicing the majority of these machines. So, the integration functions if we weren’t surfacing them and if we were moving them from one processing platform to another would be much more substantial and significant than they are when we’re already servicing them and they’re staying on the same platform.

So, I don’t expect that we will close the transaction - and I don’t think eFunds would want us to either - if we had those forms of outstanding issues or items. We have no plans or contingency plans for post closing re-mediation. Our goal is that we’ve both invested the time and the intelligence to get this transaction to where it needs to be. And I think as a result of that, you’ll see it close earlier than later.

David Chamblin - Trafflick - Analyst

Right. And then just finally on the preferred - the remaining 50%. What do you expect in terms of, I mean, I assume you want to (inaudible) as soon as possible. What do you expect would be the timetable on that (inaudible)?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

On the remainder of the preferred?

David Chamblin - Trafflick - Analyst

Yes.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

No, I - there’s no way to really to know what exactly is going to happen. I wouldn’t be surprised if some portion or all of that preferred either is redeemed or converts at some point in the future. But there’s really no way to know what the future will bring.

I do know that in either event, we have retired 40% of it as of today. And you can amend your models accordingly.

David Chamblin - Trafflick - Analyst

All right. Thank you.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Thank you.

Dan Tierney - TRM Corporation - Executive Vice President

What I’d like to do is we have a question that’s coming in from our web cast. I’d like to ask that now. It’s asked by Mr. Andrew Pickup (ph) at Work Smart, Limited. And the question is, What is the strategy with respect to your accumulation of shares in Moneybox.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

I think that in the U.K. market there are really a number of very capable competitors. Since it is a growing marketplace we’ve all been able to enjoy, I think, success in terms of developing an organic ATM network in the U.K.. Cardpoint is certainly one of those companies that is, I think, under strong leadership and has a good vision.

Royal Bank of Scotland recently acquired an attractive presence in the U.K.. And Moneybox has an attractive presence in the U.K. as well. Our view is that our investment in Moneybox at levels that are somewhat distressed from previous performance or IPO pricing, represents a strategic investment. And to the extent that we are ever in a position to be helpful or of assistance to their board or their company as they consider future alternatives we would be interested in doing so.

The network certainly makes an attractive overlay not only for TRM, but perhaps for others. But I would certainly never want to speak on behalf of their board. Their chairman, Peter McNamara is a very capable man, with a strong vision for his shareholder’s company.

Dan Tierney - TRM Corporation - Executive Vice President

OK, operator, can we take another question from the phone lines?

Operator

Yes, sir. Our next question comes from David Horn (ph) or Perennial Partners. Please proceed, sir.

David Horn - Perennial Partners - Analyst

Good morning. My question pertains to in the press release you reconcile operating income out of the income statement versus the supplemental data. It looks like about a million dollars was spent - was the portion that was excluded for raising capital and pursuing acquisitions. Is that accurate?

Dan Tierney - TRM Corporation - Executive Vice President

Yes, a little less than that. But yes, that’s correct.

David Horn - Perennial Partners - Analyst

So, then if I were to go to slide 15, the EBITDA reconciliation, due to the one time nature of that I guess it would be more reflective if I added that back in?

Dan Tierney - TRM Corporation - Executive Vice President

No, in that particular slide that’s already reflected. That’s already built into that EBITDA reconciliation. So, the EBITDA was 6 million on a corporate wide basis. We don’t report EBITDA by product segment.

David Horn - Perennial Partners - Analyst

OK. All right. Thank you very much.

Dan Tierney - TRM Corporation - Executive Vice President

Thank you.

Operator

Our next question comes from Robert Andriad (ph) of Taxon (ph). Please proceed, sir.

Robert Andriad - Taxon - Analyst

Hey, guys. How are you guys doing?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Good morning.

Dan Tierney - TRM Corporation - Executive Vice President

Fine, fine.

Robert Andriad - Taxon - Analyst

Just a couple of questions. The first one is, can you give me a sense of on your organic growth for the quarter, give me a breakdown of, you know, how much was U.S. versus U.K. versus Canada? And then also, merchant versus full placement?

Tom Mann - TRM Corporation - COO

Well, the bulk of it was the U.K. by far. I don’t have the exact numbers. But clearly, 80% plus of it came from our U.K.

organization. We did have some in Canada, but between the U.K. at 80% and the U.S., that was really the bulk of the growth.

In terms of processing versus placement. It again probably is an 80/20 or close to it. Meaning 80% of it was full placement type of sites with 20% being merchant sold.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Our organic growth tends to be full placement and I think we’ll continue to tend to be full placement in our programs.

Robert Andriad - Taxon - Analyst

Right. Great, thanks. And I think I missed one of the questions. Did you give the fully diluted share count as of today? Or most recent fully diluted share - reflective of the preferred stock?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

We did not. We said we were going to send that out in an e-mail. I’d be glad to share it with you.

Robert Andriad - Taxon - Analyst

OK, great. And then my last question would be, what was the cap ex for the quarter? And if you could breakdown maintenance versus growth cap ex?

Dan Tierney - TRM Corporation - Executive Vice President

I’m sorry. Can you ask the question again?

Robert Andriad - Taxon - Analyst

Sure. The capital expenditures for the quarter?

Dan Tierney - TRM Corporation - Executive Vice President

Yes?

Robert Andriad - Taxon - Analyst

I don’t see a cash flow statement in the press release. Maybe I missed it. What was the amount? And then if you could breakdown just the maintenance cap ex versus the growth cap ex?

Dan Tierney - TRM Corporation - Executive Vice President

Yes, we had very little maintenance cap ex for the quarter. Our cap ex expenditure for the quarter was around $3.5 to $4 million for the quarter itself - Q3.

Robert Andriad - Taxon - Analyst

OK. And then you would say like greater than 90% of that is growth? Roughly, or?

Dan Tierney - TRM Corporation - Executive Vice President

Yes, yes. The vast majority of that was growth. Correct.

Robert Andriad - Taxon - Analyst

OK, great. Thanks.

Dan Tierney - TRM Corporation - Executive Vice President

Correct.

Operator

Our next question comes from Donald Zanman (ph) of TRM Corporation. Please proceed, sir.

Donald Zanman - TRM Corporation - Analyst

Yes, hello. This is Don. I have a question in that what percentage are we going to have of new machines and old machines? The percentage is high, but can we put those into a line and still service the tremendous amount of people foot work there?

Dan Tierney - TRM Corporation - Executive Vice President

Don, this is Dan Tierney. How are you doing?

Donald Zanman - TRM Corporation - Analyst

Good.

Dan Tierney - TRM Corporation - Executive Vice President

Good. Now, your question is new and old machines and can we take old machines and redeploy them? Is that your question, sir?

Donald Zanman - TRM Corporation - Analyst

Can I hear your question again?

Dan Tierney - TRM Corporation - Executive Vice President

Is your question, are we redeploying or can we redeploy older machines?

Donald Zanman - TRM Corporation - Analyst

Yes.

Dan Tierney - TRM Corporation - Executive Vice President

Yes, we definitely are. Yes, we don’t take machines out and put them into inventory if we can avoid it. We take them out, refurbish them and we do in fact redeploy them back into the field.

Donald Zanman - TRM Corporation - Analyst

OK. Of the 20,000 or so machines we have, what function - are they all functioning? Or do we have some laying aside?

Dan Tierney - TRM Corporation - Executive Vice President

Well, in terms of ATM’s, we have - all our ATM’s are deployed at this point other than ones that are being brought in for future growth at this stage. In terms of photocopy, we do have some units that are inventory at this point, predominately in North America, and those ones are being refurbished and we will use those as we get new opportunities in the photocopy business. We will redeploy them.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

And I think you will see some of those opportunities.

Donald Zanman - TRM Corporation - Analyst

What you’re saying is do we have copy machines to ATM’s. We don’t have a lot of stockpile of ATM’s now, but what is that?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Well, we’ve got about 20,000 photocopies and we’ve got about 1,300 to 1,400 ATM’s.

Dan Tierney - TRM Corporation - Executive Vice President

In North America.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

In North America.

Dan Tierney - TRM Corporation - Executive Vice President

Right. And we probably have an inventory of around 1,000 or so copiers in the North American warehouses at this point that our goal is to get them redeployed.

Donald Zanman - TRM Corporation - Analyst

OK. Thank you.

Dan Tierney - TRM Corporation - Executive Vice President

You’re welcome. We have only time for one more question, please.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Don, and I think you’ll see attractive opportunities for us to get those machines from the warehouse into revenue and profit producing locations. I’m pleased with some of the progress we’ve made in that regard very recently.

Operator

Our last question comes from Ted Brin (ph) of Western Reserve Capital. Please proceed, sir.

Ted Brin - Western Reserve Capital - Analyst

Hi, guys. Good morning.

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Good morning.

Ted Brin - Western Reserve Capital - Analyst

My question pertains to the announcement Visa put out, I don’t know, about a week ago saying they were going to potentially change some pricing to ATM deployers depending on kind of the traffic and the volume these ATM’s are processing.

Is that going to impact you? Or how do you see that impacting you kind of with your current machines as well as the potential new ones?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

I think we’re still looking to see what their definitions are. One of the things that they were talking about was that there would be a higher interchange fee for machines that had capacity to do other transactions aside from cash only.

We’re in the fortunate position that our machines are PC based and are all ready enabled to do transactions aside from dispensing cash. So, I think that if we had an incentive to deploy the software necessary to increase the productivity or the offerings of these machines, we certainly could do that very economically.

We in fact, were the company in a partnership with MCR (ph) that designed that software a few years ago. So, we’re intimately involved and knowledgeable as to what it takes to take an ATM machine and offer things such as phone top up time, stamps, et cetera. So, we’re looking for a little more information from Visa. In any event, we don’t think it will have a material impact.

Tom Mann - TRM Corporation - COO

Can I add something to that, Ken?

Kenneth L. Tepper - TRM Corporation - President, CEO and Director

Sure.

Tom Mann - TRM Corporation - COO

Also, it’s only Visa that is effected. And we do have control of our routing table that would allow us to preferentially route higher interchange transactions. And it’s very common in our business to review those routing - the routing priorities. And to assess them for maximum return.

Ted Brin - Western Reserve Capital - Analyst

Got it. OK. Thank you.

Dan Tierney - TRM Corporation - Executive Vice President

OK. Just one point of clarification for the audience. Our capital expenditure - and you’ll see this when we file our Q. Our capital expenditure year to date is 5.6 million, and that’s for the first nine months. So, I just wanted to make sure that the audience understood that because that was a question that came up. And again, that will be in our release here when we file on Monday.

Thank you everybody. We appreciate your attendance very much. I’m sure some of you might have additional questions and feel free to contact us after this close of this particular discussion. And have a great day. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference call. This concludes your TRM third quarter review. You may now disconnect. Good day.

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